                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                        AMENDMENT NO. 2 TO CURRENT REPORT


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 March 17, 1998


                             WANG LABORATORIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


                 1-56771                                    04-2192707
         ------------------------              ---------------------------------
         (Commission File Number)              (IRS Employer Identification No.)


290 CONCORD ROAD, BILLERICA, MASSACHUSETTS                    01821
------------------------------------------                 ----------
 (Address of principal executive offices)                  (Zip Code)

        Registrant's telephone number, including area code (978) 625-5000

     The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K dated March 17, 1998, as amended by Form 8-K/A Amendment No. 1 to current report to read in its entirety as follows:

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

         *   Report of Independent Accountants

         * Olivetti Solutions Combined Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996

         * Olivetti Solutions Combined Consolidated Statements of Operations for the nine months ended September 30, 1997 and the year ended December 31, 1996

         * Olivetti Solutions Combined Consolidated Statements of Changes in Net Assets (Liabilities) for the nine months ended September 30, 1997 and the year ended December 31, 1996

         * Olivetti Solutions Combined Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and the year ended December 31, 1996

         *   Olivetti Solutions Notes to Combined Consolidated Financial
             Statements

     (b) UNAUDITED PRO FORMA FINANCIAL INFORMATION (restated)

         Pro Forma Combined Condensed Balance Sheet as of March 31, 1998

         Pro Forma Combined Condensed Statement of Operations for the year ended June 30, 1997

         Pro Forma Combined Condensed Statement of Operations for the nine months ended March 31, 1998

         Notes to Pro Forma Combined Condensed Financial Statements

This Amendment No. 2 to Form 8-K of Wang Laboratories, Inc., ("Wang" or the "Company") gives effect to certain changes resulting from informal discussions with the staff of the Securities and Exchange Commission which were concluded in March 1999 concerning the accounting treatment relating to certain aspects of the Olsy acquisition as more fully discussed in Pro Forma Combined Condensed Financial Statements beginning on page 4 of this amended filing.

     (c) EXHIBITS

         ITEM NO.    DESCRIPTION
         --------    -----------

         *2. Stock Purchase Agreement by and among Wang Laboratories, Inc. Wang Nederland BV, Ing. C. Olivetti & C. S.p.A., Olivetti Sistemas e Servicios Limitada and Olivetti do Brasil S.A.

         *23.1      Consent of Coopers & Lybrand S.p.A.

         *23.2      Consent of Arthur Andersen

         *23.3      Consent of Arthur Andersen

         *23.4      Consent of Arthur Andersen

         *23.5      Consent of Arthur Andersen

         *23.6      Consent of Price Waterhouse

         *23.7      Consent of Price Waterhouse

         *23.8      Consent of Price Waterhouse

         *99. Credit Agreement among Wang Laboratories, Inc., Various Subsidiary Borrowers, Various Lending Institutions, Bankers Trust Company, As Administrative Agent and Arranger and National Westminster Bank Plc, as Syndication Agent and Arranger and Lehman Commercial Paper Inc., as Documentation Agent and Co-Arranger


-------------
*  Previously filed

                          PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS



Subsequent to the filing of its Form-8K/A in connection with the purchase of Olivetti Solutions ("Olsy"), the Company and the staff of the Securities and Exchange Commission ("SEC") have had discussions with regard to the determination and allocation of the purchase price in connection with the accounting for the acquisition of Olsy. As a result of these discussions, which concluded March 1999, the Company has modified the valuation of the acquisition related consideration and the allocation of the related intangible assets. In addition, the Company has reclassified an extraordinary loss on the discharge of debt in the pro forma financial statements for the year ending June 30, 1997 to conform to the presentation in the audited financial statements for Olsy.

Restatement Related to Valuation of Olsy Consideration - Common Stock and Stock Appreciation Rights:

The Company revised the values of the 8.75 million shares of common stock (of which 1.5 million are to be delivered upon shareholder approval) and the 5.0 million Stock Appreciation Rights ("SARs") issued to Olivetti as part of the consideration for Olsy. The value of the shares previously recorded was based on the market value of the Company's common stock, discounted by 35% to reflect the restrictions contained in the Stock Purchase Agreement between the Company and Olivetti. The Company has adjusted this value to reflect a discount of 20% to a revised calculation of market value. The value of the common stock used to calculate the value of the SARs has been revised consistent with the new value per share of the common stock described above. Accordingly, the value of the consideration was adjusted by $41.0 million and additional paid-in capital increased, with a corresponding increase to intangible assets.

Restatement Related to the estimated excess of purchase price over the net tangible assets acquired:

The Company has modified the methods used to value acquired in-process research and development ("IPR&D") and other intangible assets in connection with the Company's acquisition of Olsy. Initial estimates of value of the acquired IPR&D were based on the cost required to complete each project, the cash flows attributable to each project, and the selection of an appropriate rate of return to reflect the risk associated with the state of completion of each project. Revised calculations are based on adjusted after-tax cash flows that give explicit consideration to the Staff's views on IPR&D as set forth in its September 15, 1998 letter to the American Institute of Certified Public Accountants including consideration of the stage of completion of the IPR&D at the acquisition date and the view that IPR&D be valued on a fair market value basis versus a fair value basis in arriving at the valuation amount. As a result of these modifications the Company has decreased the estimated amount of the purchase price allocated to acquired in-process research and development in this amended Form 8-K/A from $75.0 to $18.1 million. Additionally, the amounts of purchase price allocated to developed software has been reduced to $43.2 million from $60.0 million and amounts allocated to trademarks increased from $30.0 million to $57.0 million. The net effect of these changes and the adjustment of $41.0 million to the consideration was to increase estimated goodwill by $87.7 million in the accompanying pro forma financial statements.

The following discussion and pro forma statements have been amended to reflect the changes previously discussed as though the Staff's views had been known and applied at the original filing date.

On March 17, 1998 (the "Closing Date"), the Company completed the purchase of Olsy, a wholly-owned information technology ("IT") solutions and service subsidiary of The Olivetti Group ("Olivetti"), except for Olivetti Corporation of Japan ("OCJ"), the purchase of which was not completed until April 7, 1998. Olsy's revenues for the calendar year ended December 31, 1997 were approximately $2.4 billion.

In consideration for Olsy, the Company paid Olivetti $68.6 million in cash; 8,750,000 shares of common stock (of which 1,500,000 are to be delivered upon shareholder approval) with a value of $197.2 million at the time of issuance; 5,000,000 stock appreciation rights ("SARs") which give Olivetti value for the increase in the market price of the Company's common stock above $30.00 per share at any time from March 2001 to March 2005 and are redeemable in cash or common stock at the Company's election; and the potential for an additional amount (an "earnout") of up to $56.0 million payable in the year 2000, subject to meeting mutually-agreed performance targets for the calendar years 1998 and 1999. The earnout will be recorded at the time it becomes probable that a payment will be required and the amount can be reasonably estimated.

The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). Under APB 16, purchase price allocations are made to the assets acquired and the liabilities assumed based on their respective fair values. The value of the shares was recorded at a discount of 20% of the market value of the Company's common stock in part because the shares are not registered and are subject to a three-year restriction period. The value of the SARs was recorded based on the historical and implied volatility of the common stock, considering both the minimum guaranteed price and the restrictions on exercise inherent in the SARs. The stock and SAR values were supported by an independent valuation.

The Company estimates that expenditures of as much as $380 million will be required over the next 24 to 36 months in connection with the integration and rightsizing of both Olsy and Wang. The Company currently estimates that approximately $290 million of the $380 million will be related to severance and redundant facilities related to Olsy. Of the $290 million, $45 million was recorded by Wang as part of purchase accounting at March 31, 1998. An additional $90 million will relate to integration-related costs, systems and other costs, of which $23.2 million was recorded at March 31, 1998. Under certain conditions, costs related to the acquired Olsy business will be accounted for as an additional cost of the acquisition at the time the formal plan of restructuring is completed. The accompanying unaudited pro forma financial statements assume that the remaining Olsy-related costs will be accounted for as additional costs of the acquisition. Integration-related costs attributable to Wang will be accounted for as charges to operations in the periods they are determined.

The estimated excess of the acquisition cost over the net tangible assets acquired was determined as follows:

                                                           UNAUDITED
                                         -----------------------------------------------
                                           AS RESTATED                             PRO
                                         MARCH 31, 1998     OCJ    ADJUSTMENTS    FORMA
                                         --------------   ------   -----------   -------

Cash (including $18.0 million
 of transaction costs)                      $  47.0       $39.6      $           $  86.6

Common Stock                                  197.2                                197.2

Stock Appreciation Rights                      32.5                                 32.5
                                            -------       -----      ------      -------

TOTAL CONSIDERATION                           276.7        39.6                    316.3

Estimated Olsy Restructuring Liability                                245.0        245.0
                                            -------       -----      ------      -------

TOTAL ESTIMATED ACQUISITION COST              276.7        39.6       245.0        561.3

Estimated Fair Value of Net

Tangible (Assets) Liabilities Acquired       (130.3)        7.6       (25.2)      (147.9)
                                            -------       -----      ------      -------

Estimated Excess of Purchase Price over
Net Tangible Assets Acquired                $ 146.4       $47.2      $219.8      $ 413.4
                                            =======       =====      ======      =======


The estimated excess of the purchase price over the fair value of the net assets acquired of $413.4 million has been reflected in the unaudited pro forma financial statements based on a preliminary purchase price allocation. Finalization of the allocation of the purchase price to assets acquired and liabilities assumed is subject to appraisals, valuations, evaluations and other analyses of the fair value of assets acquired and liabilities assumed, including the anticipated valuation of certain purchased research and development activities and the finalization of the formal Olsy restructuring plans.

The estimated excess of purchase price over the net tangible assets acquired has been allocated on a preliminary basis as follows:

                                                              ESTIMATED
                                                        VALUES (IN MILLIONS)
        Developed software                                    $ 43.2
        Trademarks                                              57.0
        Goodwill                                               295.1
                                                              ------
           Olsy related intangible assets                      395.3
        In process research and development                     18.1
                                                              ------
                         Total                                $413.4
                                                              ======

In process research and development is to be expensed upon finalization of the pending valuation, expected in the fourth quarter of fiscal 1998; developed software is amortized based upon the ratio of anticipated annual revenues to total anticipated revenues over the life of the developed software, primarily within three years; trademarks - two to five years and goodwill - twenty-five years.

Based upon these estimates, the pro forma impact of amortization expense for the succeeding five years is $53.4 million, $44.2 million, $21.2 million, $19.0 million and $18.0 million, respectively. These estimates of amortization expense are highly dependent upon the amounts of Olsy related restructuring costs which still have not been finalized or approved, as well as the allocation of the excess of purchase price over identifiable tangible assets to various intangible asset categories.

The unaudited consolidated balance sheet at March 31, 1998 included in the Company's report on Form 10-Q for the quarterly period ended March 31, 1998 reflects both the balance sheet of the acquired company and certain preliminary purchase accounting adjustments recorded as of that date by the Company. In addition, the accompanying unaudited pro forma combined condensed balance sheet includes the effect of the nonrecurring charge to operations for the fair value of certain technology under research and development estimated at $18.1 million and is reflected as a direct reduction to equity; the estimated incremental liability associated with restructuring the Olsy business of $245 million; the preliminary allocation of excess purchase price to identifiable intangible assets; and the acquisition of OCJ which was completed April 7, 1998. In connection with the acquisition of OCJ, Olivetti has agreed to reimburse the Company for the unfunded pension liability at the acquisition date. The unfunded pension liability at March 31, 1998 was $25.2 million and has been reflected as a reduction of purchase price in the accompanying pro forma financial statements.

The accompanying unaudited pro forma combined condensed statements of operations for the Company's nine months ended March 31, 1998 and its fiscal year ended June 30, 1997 have been prepared to give effect to the acquisition of Olsy by the Company. The unaudited pro forma combined statements of operations do not include the nonrecurring charge to operations for the fair value of certain purchased technology under research and development of $18.1 million, nor other nonrecurring charges which may result from the transaction and the integration of Olsy into the Company.

On May 12, 1998, the Company's Olsy subsidiary in Germany filed a petition in local court to initiate bankruptcy proceedings. The pro forma financial statements presented herein include the results of operations and financial position of this subsidiary.

The unaudited pro forma information has been prepared assuming that the acquisition, including OCJ, occurred at the beginning of the Company's most recently completed fiscal year which began July 1, 1996. The pro forma information is based on the historical financial statements of the company and Olsy, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma financial information. The pro forma information for the nine months ended March 31, 1998 includes the unaudited historical results of Wang and Olsy for the nine months then ended. The pro forma information for the fiscal year ended June 30, 1997 includes the historical results of Wang plus the unaudited historical results of Olsy for the four quarters ended September 30, 1997. Accordingly, the unaudited results of operations for the Olsy quarter ended September 30, 1997 are included in both the nine month and fiscal year periods. Revenues and loss from continuing operations for that quarter were $509.2 million and $32.2 million, respectively.

The pro forma information is unaudited and does not purport to be indicative of the financial position or results of operations that would have been attained had the combination been in effect on the dates indicated, nor of future results of operations of the combined Company. The unaudited pro forma financial statements should be read in conjunction with the separate audited financial statements and notes thereto of Wang Laboratories, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1997, the unaudited financial information included in Wang's amended Form 10-Q for the three and nine month periods ended March 31, 1998, and the audited financial statements and notes thereto of Olsy for the year ended December 31, 1996 and the nine months ended September 30, 1997 included as part of this Form 8-K/A.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                                   (Unaudited)
                             (Dollars in millions)



                                              (as restated)
                                                HISTORICAL      HISTORICAL    PRO FORMA         PRO FORMA
                                                  WANG(A)        OCJ(B)(1)   ADJUSTMENTS         COMBINED
                                              -------------      ----------   -----------        ---------
ASSETS
CURRENT ASSETS
  Cash and equivalents                           $  238.7        $  23.2      $     --           $  261.9
  Accounts receivable, net                          790.8            50.6           --              841.4
  Inventories                                       188.7             9.0           --              197.7
  Other current assets                              200.9             4.6           --              205.5
                                                 --------        --------     --------           --------
                                                  1,419.1            87.4           --            1,506.5
Depreciable assets, net                             292.1             9.9           --              302.0
Intangible assets, net                              304.2             0.5           --              304.7
Olsy-related intangible assets                      146.4              --        248.9(2,3,4)       395.3
Other                                               117.8              --        (14.4)(2)          103.4
                                                 --------        --------     --------           --------
     Total assets                                $2,279.6        $   97.8     $  234.5           $2,611.9
                                                 ========        ========     ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Borrowings due within one year                 $  120.3        $  27.7      $     --           $  148.0
  Accounts payable                                  381.5            17.3           --              398.8
  Accrued expenses                                  242.1            34.4           --              276.5
  Other current liabilities                         372.2              --        245.0(3)           617.2
  Deferred service revenue                          156.1             0.9           --              157.0
                                                 --------        --------     --------           --------
     Total current liabilities                    1,272.2            80.3        245.0            1,597.5
                                                 --------        --------     --------           --------
Long-term liabilities                               291.3            25.1           --              316.4
                                                 --------        --------     --------           --------
Minority interest                                     6.7              --           --                6.7
                                                 --------        --------     --------           --------
Series A Preferred Stock                             86.0              --           --               86.0
                                                 --------        --------     --------           --------
STOCKHOLDERS' EQUITY
  Series B Preferred Stock                          138.3              --           --              138.3
  Common stock                                        0.5              --           --                0.5
  Capital in excess of par value                    525.0            52.1        (52.1)(2)          525.0
  Cumulative translation adjustment                  (8.6)             --           --               (8.6)
  Retained earnings (accumulated deficit)           (31.8)          (59.7)        41.6 (2,4)        (49.9)
                                                 --------        --------     --------           --------
    Total stockholders' equity                      623.4            (7.6)       (10.5)             605.3
                                                 --------        --------     --------           --------
Total liabilities and stockholders' equity       $2,279.6        $   97.8     $  234.5           $2,611.9
                                                 ========        ========     ========           ========

(A) As filed on Form 10-Q/A for the quarter ended March 31, 1998.

(B) Olivetti Corporation of Japan balance sheet, the purchase of which was not completed by the Company until April 7, 1998. Accordingly, it was not reported in the Company's March 31, 1998 balance sheet.

    See Notes to Pro Forma Combined Condensed Financial Statements

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                                   (Unaudited)
                  (Dollars in millions, except per share data)



                                           HISTORICAL   HISTORICAL      PRO FORMA      PRO FORMA
                                             WANG(A)    OLSY(B)(5)     ADJUSTMENTS     COMBINED
                                           ----------   ----------     -----------     --------

Net revenue                                 $1,053.7     $1,640.7      $   --          $2,694.4
                                            --------     --------      ------          --------

Costs and expenses
  Cost of revenues                             825.2      1,289.7          --           2,114.9
  Research and development                       3.7         16.2          --              19.9
  Selling, general and administrative          194.5        324.6          --             519.1
  Amortization of intangibles -
   acquisition and fresh-start                  21.1         22.4         33.2 (6)         76.7
  Acquisition-related charges                   12.5           --          --              12.5
  Restructuring charges                         10.7         30.9          --              41.6
                                            --------     --------      ------          --------
     Total costs and expenses                1,067.7      1,683.8         33.2          2,784.7
                                            --------     --------      -------         --------

Operating loss                                 (14.0)       (43.1)      (33.2)            (90.3)

Other (income) expense                          (6.3)         9.8         3.7 (7)           7.2
                                            --------     --------      -------         --------

Income (loss) before income taxes               (7.7)       (52.9)       (36.9)           (97.5)
Provision (benefit) for income taxes            13.4          6.7          --              20.1
                                            --------     --------      ------          --------

Income (loss) from continuing operations    $  (21.1)    $  (59.6)     $ (36.9)        $ (117.6)
                                            ========     ========      =======         ========

Income (loss) from continuing operations
 applicable to common stockholders          $  (31.7)    $  (59.6)     $ (36.9)        $ (128.2)
                                            ========     ========      =======         ========

Earnings per share
  Basic                                     $  (1.22)                                  $  (2.72)
  Diluted                                   $  (1.22)                                  $  (2.72)

Shares used to compute per share amounts
  Basic                                         39.8                                       47.1
  Diluted                                       39.8                                       47.1

(A) As filed on Form 10-Q/A for the quarter ended March 31, 1998.

(B) Includes Olsy and Olivetti Corporation of Japan historical data for the nine months ended March 31, 1998.

     See Notes to Pro Forma Combined Condensed Financial Statements

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                                   (Unaudited)
                  (Dollars in millions, except per share data)


                                                               HISTORICAL    HISTORICAL     PRO FORMA        PRO FORMA
                                                                WANG(A)     OLSY (B)(5)    ADJUSTMENTS       COMBINED
                                                              -----------   -----------    -----------      ----------

Net revenue                                                    $1,268.4      $2,653.3        $    --        $ 3,921.7
                                                               --------      --------        -------        ---------
Costs and expenses
  Cost of revenues                                                961.0       2,074.1             --          3,035.1
  Research and development                                          3.7          32.9             --             36.6
  Selling, general and administrative                             243.2         583.7             --            826.9
  Amortization of intangibles -
   acquisition and fresh-start                                     47.0          15.6           53.4(6)         116.0
  Acquisition-related charges                                      35.0            --             --             35.0
  Chapter 11-related charges                                        1.3            --             --              1.3
  Restructuring charges                                              --          46.1             --             46.1
                                                               --------      --------        -------        ---------
     Total costs and expenses                                   1,291.2       2,752.4           53.4          4,097.0
                                                               --------      --------        -------        ---------

Operating income (loss)                                           (22.8)        (99.1)         (53.4)          (175.3)
Other (income) expense                                             (0.5)         30.8            4.9(7)          35.2
                                                               --------      --------        -------        ---------
Loss from continuing Operations before income
 taxes and extraordinary item                                     (22.3)       (129.9)         (58.3)          (210.5)

Provision (benefit) for income taxes                              (15.6)         13.3             --             (2.3)
                                                               --------      --------        -------        ---------

Loss from continuing Operations before extraordinary item      $   (6.7)     $ (143.2)       $ (58.3)       $  (208.2)
Loss on debt discharge, net of tax                                   --         (19.8)            --            (19.8)
                                                               --------      --------        -------        ---------
Net Loss                                                           (6.7)       (263.0          (58.3)          (228.0)
                                                               --------      --------        -------        ---------
Income (loss) from continuing operations applicable
 to common stockholders                                        $  (20.8)     $ (163.0)       $ (58.3)        $ (242.1)
                                                               ========      ========        =======         ========

Earnings per share
  Basic                                                        $  (0.56)           --             --         $  (5.26)
  Diluted                                                      $  (0.56)           --             --         $  (5.26)

Shares used to compute per share amounts
  Basic                                                            37.2            --             --             46.0
  Diluted                                                          37.2            --             --             46.0

(A) As filed on Form 10-K for the year ended June 30, 1997.
(B) For the twelve months ending September 30, 1997 (unaudited).

     See Notes to Pro Forma Combined Condensed Financial Statements

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)



(1) Historical balance sheet amounts for Olsy are presented in accordance with U.S. generally accepted accounting principles and have been converted from Italian Lira to U.S. Dollars using the exchange rate in effect for the Company at March 31, 1998.

(2) To reclassify the $39.6 million of escrow related to the purchase of OCJ included in Other Assets to Olsy-related intangible assets, net of $25.2 million for pension liabilities reimbursable by Olivetti, and to reclassify net liabilities assumed of $7.6 million to Olsy intangible assets.

(3) To record estimated amounts relating to Olsy to be incurred as part of the Company's restructuring plan.

(4) To write off the estimated value of in process research and development.

(5) Historical amounts reported in the statement of operations for Olsy are presented in accordance with U.S. generally accepted accounting principles and have been converted from Italian Lire to U.S. Dollars using the average exchange rate for the period.

(6) To record amortization expense for the intangible assets represented by the excess of purchase price over net assets acquired, established in connection with the Company's acquisition of Olsy. The amortization expense has been calculated based on preliminary estimates of the allocation of purchase price to identifiable intangible assets. An independent valuation is being performed and is expected to be complete at June 30, 1998.

(7) To record interest expense of $3.7 million and $4.9 million for the nine months ended March 31, 1998 and the year ended June 30, 1997, respectively, on the Company's credit facility, assuming an average daily outstanding balance of $68.6 million, calculated at an interest rate of 7.125%.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              WANG LABORATORIES, INC.


April 5, 1999                                 By: /s/ Paul A. Brauneis
                                                  ------------------------------
                                                  Paul A. Brauneis
                                                  Vice President and Corporate
                                                  Controller